Exhibit 107

Calculation of Registration Fee

FORM S-8

(Form Type)

MAMA’S CREATIONS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.00001 per share	Rule 457(h)	2,006,368	$6.5404	$13,122,349	0.00015310	$2,010
Total Offering Amounts					$13,122,349		$2,010
Total Fee Offsets							–
Net Fee Due							$2,010

(1)	Represents additional shares of common stock, par value $0.00001 per share, being registered for the first time pursuant to the “evergreen” provision contained in the 2021 Incentive Stock and Award Plan, as amended and restated.
(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock registered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock split, stock dividends, recapitalizations, or other similar transactions.
(3)	Estimated in accordance with Rules 457(h) of the Securities Act, solely for the purpose of calculating the registrant’s registration fee on the basis of $6.5404 per share, which is the average of the high and low prices of the Registrant’s common stock on April 11, 2025, as reported by The Nasdaq Stock Market LLC.